Exhibit 10.1

AMENDMENT OF LEASE

THIS AMENDMENT OF LEASE (hereinafter “Amendment”) is entered into as of the 27th day of March 2017, by BHX, LLC, a Massachusetts limited liability company, as Trustee of 784 Realty Trust (hereinafter “Landlord”), and INFINITY PHARMACEUTICALS, INC., a Delaware corporation (hereinafter “Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant are parties to a Lease dated September 25, 2014 (the “Lease”), pursuant to which Landlord has leased to Tenant space in the building located at and commonly known as 784 Memorial Drive, Cambridge Massachusetts. All capitalized terms used in this Amendment which are defined in the Lease and not otherwise defined in this Amendment have the meanings given in the Lease; and

WHEREAS, the Lease Term will expire on March 31, 2025. Tenant desires to terminate the Lease prior to the expiration of the Lease Term and, for the consideration stated herein, Landlord is willing to accommodate Tenant’s desire for early termination on the terms set forth herein.

Statement of Amendment

NOW, THEREFORE, in consideration of the undertakings of the parties as set forth below and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged by both Landlord and Tenant, Landlord and Tenant hereby agree as follows:

1. Within five (5) Business Days after the Termination Contingencies Date:

(a) If the Landlord’s Termination Contingencies (defined below) have been satisfied on or before the Termination Contingencies Date or Landlord, in its sole discretion, elects to waive the Landlord’s Termination Contingencies, Landlord shall send to Tenant a written notice (the “Landlord’s Termination Notice”) notifying Tenant that the Landlord’s Termination Contingencies have been satisfied or waived by Landlord; and

(b) If the Tenant’s Termination Contingency (defined below) has been satisfied on or before the Termination Contingencies Date or Tenant, in its sole discretion, elects to waive the Tenant’s Termination Contingency, then, in either such event Tenant shall send to Landlord a written notice (the “Tenant’s Termination Notice” and, together with the Landlord’s Termination Notice, the “Termination Notices”) notifying Landlord that Tenant’s Termination Contingency has been satisfied or waived by Tenant.

2.

(a) If (i) the Landlord’s Termination Notice is timely given in accordance with clause (a) of Section 1 above and (ii) either (A) the Tenant’s Termination Notice is timely given in accordance with clause (b) of Section 1 above or (ii) Tenant is given, on or before the Termination Contingencies Date, a copy of a consent (a “Qualifying Lender Consent”) executed by Landlord’s lender (the “Lender”) and addressed to Tenant (or to Landlord and Tenant) consenting to the termination of the Lease and/or agreeing to be bound by this Amendment, without any conditions or conditioned solely on Tenant’s performance of its obligations under this Amendment (which consent may, but need not, be the same as the consent referenced in Section 3(1)(a)(i) below), then the Lease shall terminate as of June 30, 2017 (the “Early Termination Date”), subject to the payment of the Early Termination Consideration (defined below) by Tenant to Landlord.

(b) If (i) the Landlord’s Termination Notice is not timely given in accordance with clause (a) of Section 1 above or (ii) the Tenant’s Termination Notice is not timely given in accordance with clause (b) of Section 1 above and the Tenant has not timely received a Qualifying Lender Consent, then the Termination Contingencies shall be deemed to have not been satisfied by the Termination Contingencies Date, this Amendment shall be null and void ab initio and the Lease shall remain in effect in accordance with the terms thereof as they existed immediately prior to execution and delivery of this Amendment.

3. As a condition precedent to the effectiveness of this Amendment, the following contingencies shall have been satisfied on or before May 1, 2017 (the “Termination Contingencies Date”): (a) (i) Lender shall have consented in writing (addressed to Landlord alone or to Landlord and Tenant) to this Amendment and to the termination of the Lease in accordance with the terms and conditions of this Amendment, on terms and conditions acceptable to Landlord in its sole and absolute discretion, and (ii) Landlord shall have entered into a new lease or leases with respect to 100% of the Premises on terms and conditions satisfactory to Landlord, in its sole and absolute discretion (collectively, the “Landlord’s Termination Contingencies”) and (b) Tenant shall have received a Qualifying Lender Consent (the “Tenant’s Termination Contingency” and, together with the Landlord’s Termination Contingencies, the “Termination Contingencies”).

4. In consideration for the early termination of the Lease pursuant to the terms of this Amendment, Tenant shall pay to Landlord $5,000,000.00 (the “Early Termination Consideration”), of which (a) $4,500,000.00 (the “First Installment”) shall be paid by Tenant by wire transfer of federal funds to be received by Landlord on or before the date that is no more than the later of five (5) calendar days after (i) the date on which Landlord gives Tenant a Landlord’s Termination Notice and (ii) the earlier of (A) the date on which Tenant gives Landlord a Tenant’s Termination Notice and (B) the date of satisfaction of the Tenant’s Termination Contingency and (b) $500,000.00 (the “Second Installment”) shall be paid by Tenant by wire transfer of federal funds to be received by Landlord on or before the Early Termination Date. In the event that Tenant fails to:

(1) Pay the First Installment on or before the date when due, such failure shall constitute an Event of Default under the Lease entitling the Landlord to exercise all of its rights and remedies under the Lease (including, but not limited to, drawing upon the Letter of Credit held as the Security Deposit under the Lease) and, in addition, Landlord may, at its option, elect to either (x) terminate this Amendment and reinstate the terms of the Lease as they existed prior to execution of this Amendment, with such Event of Default to survive such reinstatement of the Lease and termination of this Amendment or (y) enforce the terms and conditions of this Amendment as written, with such failure constituting an Event of Default under the Lease; or

(2) Pay the Second Installment on or before the date when due, such failure shall constitute an Event of Default under the Lease entitling the Landlord to exercise all of its rights and remedies under the Lease (including, but not limited to, drawing upon the Letter of Credit held as the Security Deposit under the Lease) for the amount of the Second Installment; provided, however, that the maximum liability of Tenant for a failure to pay the Second Installment shall be limited to, the sum of (x) the amount of the Second Installment, plus (y) Interest Payments and Administrative Expenses at the rates and in the amounts provided in Section 12.9 of the Lease with respect to Additional Rent, plus (z) expenses of enforcement as provided in Section 12.6 of the Lease.

Landlord shall return the Letter of Credit to Tenant within three (3) Business Days after Landlord’s receipt of all amounts due under this Section 4.

5. If, and only if, (x) the Lease terminates pursuant to this Amendment, effective as of the Early Termination Date, and (y) Tenant timely pays the Early Termination Consideration, then Landlord releases Tenant from any and all liabilities and obligations under, arising from or in any way connected with the Lease, other than liabilities and obligations (a) accruing under the Lease through the Early Termination Date, including, but not limited to the obligation to pay any and all Base Rent, Additional Rent and Parking Rent (as defined in the Declaration), and/or (b) that are specified in the Lease (as affected by this Amendment) to survive the expiration or earlier termination of the Lease. If, and only if, the Lease terminates pursuant to this Amendment, effective as of the Early Termination Date, Tenant releases Landlord from any and all liabilities and obligations under, arising from or in any way connected with the Lease, other than liabilities and obligations (i) accruing under the Lease through the Early Termination Date, and/or (ii) that are specified in the Lease to survive the expiration or earlier termination of the Lease (as affected by this Amendment).

6. If the Lease terminates pursuant to this Amendment, Tenant shall surrender the Premises to Landlord on or before the Early Termination Date subject to the following terms and conditions: (a) the Premises shall be free and clear of Tenant and/or any subtenants, assignees or other occupants; (b) Tenant shall remove all Hazardous Materials as a result of the activities of Tenant or any of Tenant’s Invitees from the Project in accordance with Section 5.3 of the Lease and all Environmental Laws and (c) the Premises shall be broom clean (but without any obligation to remove personal property) and otherwise in substantially the same repair and condition as they are on the date of this Amendment (reasonable wear and tear excepted). Landlord shall have the right to occupy, and to grant to others the right to occupy, the Premises from and after the Early Termination Date. In connection with Tenant’s surrender of the Premises to Landlord, except as provided above in this Section 6, (i) Tenant shall have no obligation to remove any personal property, goods or effects belonging to Tenant or anyone claiming through or under Tenant, and (ii) the Alterations (if any), Outside Equipment (if any), Base Building Work and the TI Work shall be the property of Landlord and shall remain upon, and be surrendered with, the Premises. If Tenant fails to deliver the Premises to Landlord on or before the Early Termination Date in the condition required by this Amendment, the provisions under Section 13.9 of the Lease shall apply.

7. At any time after the satisfaction or waiver of the Termination Contingencies, Landlord may terminate the designation of Tenant as a Parcel A Parking Tenant (as defined in the Declaration) and/or reduce the number of Rented Parking Spaces (as defined in the Declaration) by such number of Rented Parking Spaces as determined by Landlord (such reduction to be effective on or after July 1, 2017), by giving written notice of such change to Parcel B Owner pursuant to Section 4.6.2 of the Declaration, and Tenant agrees to execute any documents requested by Landlord in connection therewith.

8. In the event that the Lease is terminated pursuant to this Amendment, Tenant agrees to execute and deliver a Termination of Notice of Lease and such other documents as may be reasonably requested by Landlord for recording in any registry of deeds or land court to evidence the termination of the Lease.

9. The parties agree not to disclose the terms of this Amendment except to their affiliates, and their respective officers, directors, employees, agents, managers, shareholders, members, partners, lenders, attorneys, accountants, financial advisors, lenders, investors, or upon an order of a court of competent jurisdiction after prior notice to both parties and further provided that the terms of this Amendment may be disclosed by Tenant to the representatives of any existing subtenant and for financial reporting and credit related activities. Landlord acknowledges that Tenant, as a public company, may be required to make certain disclosures about this Amendment, including filing the Amendment as an amendment to a material contract, and that such disclosures will not violate this Section 9.

10. In the event that the Lease is terminated effective as of the Early Termination Date, upon Landlord’s receipt of 100% of the Early Termination Consideration, Landlord shall pay CB Richard Ellis/New England a professional accommodation fee in the amount of $200,000.00 in connection with the negotiation and execution of this Amendment. Except as set forth in the immediately preceding sentence, each party represents that it has not dealt with any Person in connection with the Premises or the negotiation or execution of this Amendment other than officers, employees and attorneys of Landlord, Tenant and Brokers. Each party shall indemnify and save harmless the other from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation. The fees payable to Brokers for this Amendment, if any, shall be payable by Landlord.

11. This Amendment constitutes the entire agreement between the parties hereto regarding the early termination of the Lease and supersedes all prior negotiations regarding the subject matter hereof. This Amendment will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any notices given hereunder shall be given in accordance with the notice provisions in the Lease.

12. To the extent that the provisions of this Amendment are inconsistent with the provisions of the Lease, the provisions of this Amendment will control and the Lease will be deemed to be amended hereby. Except as amended by this Amendment, the provisions of the Lease remain in full force and effect.

13. This Amendment may be executed in multiple counterparts, each of which will be an original, but all of which, taken together, will constitute one and the same Amendment. This Amendment may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and if so signed, may be relied on by all parties as if the document were a manually signed original and will be binding on the undersigned for all purposes.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

BHX, LLC, as Trustee of 784 Realty Trust

By:	/s/ Robert Schlager
Name:	Robert Schlager
Title:	Member

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Lawrence Bloch
Name:	Lawrence Bloch, M.D., J.D.
Title:	President